Exhibit 2.3

SECOND AMENDMENT TO THE

AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 27, 2013

by and among

KOFFEE KORNER INC., a Delaware corporation,

CARDAX ACQUISITION, INC., a Delaware corporation,

CARDAX PHARMACEUTICALS, INC., a Delaware corporation, and

CARDAX PHARMA, INC., a Delaware corporation

This Amendment, dated as of the 7th day of February, 2014, by and among KOFFEE KORNER INC., a Delaware corporation (“PubCo”), CARDAX ACQUISITION, INC., a Delaware corporation (“PubCo Sub”), CARDAX PHARMACEUTICALS, INC., a Delaware corporation (“Holdings”), and CARDAX PHARMA, INC., a Delaware corporation (“Pharma”), amends that certain AGREEMENT AND PLAN OF MERGER, dated as of NOVEMBER 27, 2013, as amended by the First Amendment thereto dated as of January 10, 2014 (the “Merger Agreement”), by and among PubCo, PubCo Sub, Holdings, and Pharma.

WHEREAS, the parties desire to amend the Merger Agreement to change the number of shares that will be issued upon the effective date of the Merger;

WHEREAS, Section 7.05 of the Merger Agreement provides that the parties may modify the Merger Agreement by written agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, hereby ratify and confirm the following amendments to the Merger Agreement.

1.          Definitions. Capitalized terms used in this second amendment to the Merger Agreement (this “Amendment”) that are not otherwise defined in this Amendment shall have the respective meanings ascribed thereto in the Merger Agreement.

2.          Amendments to the Merger Agreement.

2.1.          Section 2.01 is hereby amended by amending and restating subsection (a) so that it reads in its entirety as follows:

(a)          The shares of common stock, par value $0.01 per share, of Pharma (“Pharma Common Stock”) outstanding at the Effective Time shall be converted into and exchanged for an aggregate of 3,229,093 shares (“Merger Shares”) of common stock, par value $0.001 per share, of PubCo (“PubCo Common Stock”), except that shares of Pharma Common Stock held in Pharma’s treasury or owned by PubCo at the Effective Time shall be cancelled. The ratio of Merger Shares to the number of shares of issued and outstanding Pharma Common Stock (giving effect to the cancellation referenced in the immediately preceding sentence) is referred to hereinafter as the “Exchange Ratio.”

2.2.          Section 2.05 is hereby amended and restated so that it reads in its entirety as follows:

2.05          Capital Stock of PubCo Sub. Each share of common stock, par value $0.0001 per share, of PubCo Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become 1/2 of a newly issued, fully paid and non-assessable share of common stock of Pharma so that immediately after the Effective Time, Pharma will be a wholly owned subsidiary of PubCo.

3.          Ratification. The terms and provisions of the Merger Agreement, as amended by this Amendment, are hereby ratified, confirmed, adopted and approved.

4.          Full Force and Effect. As expressly modified by this Amendment, all of the terms and provisions of the Merger Agreement shall continue in full force and effect, and all parties hereto shall be entitled to the benefits thereof. The agreements herein contained are limited specifically to the matters set forth above and do not constitute directly or by implication an amendment or waiver of any other provision of the Merger Agreement which has not been expressly amended or waived herein.

5.          Effective Date. This Amendment shall become effective upon the execution of all parties hereto.

6.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws and decisions of the State of New York, without regard to conflict of law rules applied in such State.

7.          Interpretation. All Article and Section titles and captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. All references to Sections, Exhibits or Schedules shall be, unless the context otherwise requires, a reference to a Section, Exhibit or Schedule to this Agreement. The words “herein”, “hereof”, “hereby” or “hereto” shall refer to this Agreement unless otherwise expressly provided. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. The singular form of nouns, pronouns and verbs shall include the plural, conjunctive derivation and vice versa.

8.          Modification. This Amendment sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. This Amendment shall only be modified by the written agreement of all parties.

9.          Counterparts. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same amendment to the Merger Agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page to Follow]

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IN WITNESS WHEREOF, this Second Amendment has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

KOFFEE KORNER, INC.

By:	/s/ Austin Kibler
	Name:	Austin Kibler
	Title:	Chief Executive Officer

CARDAX ACQUISITION, Inc.

By:	/s/ Austin Kibler
	Name:	Austin Kibler
	Title:	Chief Executive Officer

Cardax Pharmaceuticals, Inc.

By:	/s/ David M. Watumull
	Name:	David M. Watumull
	Title:	Vice President

CARDAX PHARMA, INC.

By:	/s/ David M. Watumull
	Name:	David M. Watumull
	Title:	Vice President